As filed with the Securities and Exchange Commission on November 16, 2020

Registration No. 333-_______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ENTERCOM COMMUNICATIONS CORP.

(Exact name of registrant as specified in its charter)

Pennsylvania	23-1701044
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2400 Market Street, 4th Floor Philadelphia, PA	19103
(Address of Principal Executive Offices)	(Zip Code)

QLGG 2017 STOCK INCENTIVE PLAN

(Full title of the plan)

Andrew P. Sutor, IV

Executive Vice President, Secretary

Entercom Communications Corp.

2400 Market Street, 4th Floor

Philadelphia, PA 19103

(Name and address of agent for service)

(610) 660-5610

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A Common Stock, Par Value $0.01 Per Share	2,929,910 Shares	$1.74	$5,098,043.40	$556.20

(1)

The Registrant is registering 2,929,910 shares of the Registrant’s Class A Common Stock, par value $0.01 per share (“Class A Shares”) issuable pursuant to the QLGG 2017 Stock Incentive Plan (the “QLGG Plan”), assumed pursuant to New York Stock Exchange Listed Company Manual Rule 303A.08 by the Registrant in connection with the merger of QL Gaming Group, LLC (formerly RotoQL, Inc.) and a merger subsidiary of the Registrant (the “Merger”), which consists of (i) 199,972 Class A Shares subject to converted options assumed in the Merger and (ii) 2,729,937 Class A Shares converted from shares remaining available for future issuance under the QLGG Plan.

(2)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares that may become issuable under the QLGG Plan by reason of any substitutions or adjustments to shares to account for any change in corporate capitalization, such as a merger, consolidation, reorganization, recapitalization, separation, partial or complete liquidation, stock dividend, stock split, reverse stock split, split up, spin-off or other distribution of stock or property of the Registrant, combination or exchange of shares, dividend in kind or other like change in capital structure.

(3)

The registration fee with respect to these Class A Shares has been computed in accordance with Rule 457(c) and (h) of the Securities Act, based upon the average of the reported high and low sale prices of the Class A Shares on the New York Stock Exchange on November 9, 2020.

EXPLANATORY NOTE

This Registration Statement on Form S-8 (“Registration Statement”) relates to 2,929,910 shares of the Registrant’s Class A Shares issuable pursuant to outstanding options and remaining available shares issuable under the QLGG Plan, which was assumed by the Registrant and converted into awards with respect to Class A Shares of the Registrant. On November 9, QLGG merged with and into a merger subsidiary of the Registrant, with QLGG surviving as a wholly owned subsidiary of the Registrant (the “Merger”). In connection with the completion of the Merger, the QLGG Plan was assumed pursuant to New York Stock Exchange Listed Company Manual Rule 303A.08 by the Registrant, and the outstanding options and available shares issuable under the QLGG Plan were converted into adjusted equity-based awards and shares available for future issuance in respect of Class A Shares. All such outstanding options and future will continue to be governed by the terms of the applicable QLGG Plan and the underlying award agreement evidencing such options.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be delivered in accordance with Rule 428(b)(1) of the Securities Act. Such documents are not required to be filed with the Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents, and the documents incorporated by reference in Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

Item 3.	Incorporation of Documents by Reference.

The documents listed below are incorporated by reference in this Registration Statement, and all documents subsequently filed by Entercom pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part thereof from the date of filing of such documents (except as to any portion of any document or report furnished under Item 2.02 or 7.01 of Form 8-K or related exhibit furnished pursuant to Item 9.01 of Form 8-K that is deemed to be furnished and not filed under such provisions):

(a) Entercom’s Annual Report on Form 10-K for the year ended December 31, 2019, as filed with the SEC on March 2, 2020;

(b) Entercom’s Quarterly Reports on Form 10-Q for the quarter ended September 30, 2020, as filed with the SEC on November 9, 2020; the quarter ended June  30, 2020, as filed with the SEC on August 10, 2020; and the quarter ended March  31, 2020, as filed with the SEC on May 19, 2020, as amended by Amendment No. 1 on Form 10-Q/A, as filed with the SEC on May 26, 2020;

(c) the information specifically incorporated by reference in Entercom’s Annual Report on Form 10-K for the year ended December  31, 2019 from Entercom’s Proxy Statement on Schedule 14A, as filed with the SEC on March 16, 2020;

(d) Entercom’s Current Reports on Form  8-K, as filed with the SEC on February  21, 2020, March  6, 2020, March  13, 2020, March  31, 2020, April  9, 2020, April 21, 2020, April  30, 2020, May 7, 2020 and July 20, 2020; and

(e) the description of Entercom’s Class  A Common Stock contained in Entercom’s registration statement on Form 8-A, declared effective by the SEC on September 15, 1998.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded to the extent that a statement contained in this Registration Statement or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6.	Indemnification of Directors and Officers.

Entercom is incorporated in Pennsylvania. Sections 1741 and 1742 of the Pennsylvania Business Corporation Law of 1988 (the “PBCL”) provide that a business corporation may indemnify directors and officers against liabilities and expenses they may incur as such in connection with any threatened, pending or completed civil, administrative or investigative proceeding, provided that the particular person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. In general, the power to indemnify under these sections does not exist in the case of actions against a director or officer by or in the right of the corporation if the person otherwise entitled to indemnification shall have been adjudged to be liable to the corporation unless it is judicially determined that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnification for specified expenses. Section 1743 of the PBCL provides that a business corporation is required to indemnify directors and officers against expenses they may incur in defending actions against them in such capacities if they are successful on the merits or otherwise in the defense of such actions.

Section 1746 of the PBCL provides that the indemnification provisions above are not exclusive of the right to which a person seeking indemnification may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, except in circumstances where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

Section 1747 of the PBCL permits a business corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation or is or was serving at the request of the corporation as a representative of another corporation or other enterprise against any liability asserted against such person and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Chapter 17, Subchapter D of the PBCL.

Section 1713 of the PBCL permits the shareholders of a business corporation to adopt a bylaw provision relieving a director (but not an officer) of personal liability for monetary damages except where (i) the director has breached the applicable standard of care, and (ii) such conduct constitutes self-dealing, willful misconduct or recklessness. This section also provides that a director may not be relieved of liability for the payment of taxes pursuant to any federal, state or local law or of responsibility under a criminal statute.

Entercom’s Amended and Restated Articles of Incorporation, as further amended, provide that Entercom shall indemnify any officer or director who was, is, or is threatened to be made a party to a proceeding by reason of the fact that he or she is or was an officer or director of Entercom, to the fullest extent permitted under the PBCL.

The Amended and Restated Bylaws of Entercom provide for the advancement of expenses to an indemnified party upon receipt of an undertaking by the party to repay those amounts if it is finally determined that the indemnified party is not entitled to indemnification. The Bylaws of Entercom authorize Entercom to take steps to ensure that all persons entitled to indemnification are properly indemnified, including, if the Board of Directors of Entercom so determines, purchasing and maintaining insurance.

Item 8.	Exhibits.

Exhibit No.	Description
5.1	Opinion of Andrew P. Sutor, IV, Esquire
23.1	Consent of PricewaterhouseCoopers LLP
23.2	Consent of Andrew P. Sutor, IV, Esquire (contained in Exhibit 5.1)
24.1	Powers of Attorney (included on the signature page hereto)
99.1*	QLGG 2017 Stock Incentive Plan

*	Filed herewith.

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Philadelphia, Commonwealth of Pennsylvania, on November 16, 2020.

ENTERCOM COMMUNICATIONS CORP.

By:	/s/ David J. Field
David J. Field
President, Chief Executive Officer (principal executive officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby authorizes and appoints David J. Field and Andrew P. Sutor, IV, and each of them acting individually, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead in any and all capacities to sign on such person’s behalf, individually and in each capacity stated below, any and all amendments (including pre- and post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

SIGNATURE	CAPACITY	DATE

Principal Executive Officer

/s/ David J. Field	President, Chief Executive Officer	November 16, 2020

David J. Field

Principal Financial Officer:

/s/ Richard J. Schmaeling	Executive Vice President and Chief Financial Officer	November 16, 2020

Richard J. Schmaeling
Principal Accounting Officer:

/s/ Elizabeth Bramowski	Chief Accounting Officer and Controller	November 16, 2020

Elizabeth Bramowski

Directors:

/s/ David J. Field	Director, Chairman	November 16, 2020

David J. Field

/s/ Joseph M. Field	Director, Chairman Emeritus	November 16, 2020

Joseph M. Field

/s/ David J. Berkman	Director	November 16, 2020

David J. Berkman

/s/ Sean R. Creamer	Director	November 16, 2020

Sean R. Creamer

/s/ Louise C. Kramer	Director	November 16, 2020

Louise C. Kramer

/s/ Joel Hollander	Director	November 16, 2020

Joel Hollander

/s/ Mark R. LaNeve	Director	November 16, 2020

Mark R. LaNeve

/s/ David Levy	Director	November 16, 2020

David Levy

/s/ Susan K. Neely	Director	November 16, 2020

Susan K. Neely

/s/ Stefan M. Selig	Director	November 16, 2020

Stefan M. Selig